Bitwise Funds Trust 485APOS

Exhibit 99(h)(4)

APPENDIX A

Series

BITWISE FUNDS TRUST and the following series thereof:

●	Bitwise Web3 ETF
●	Bitwise Bitcoin Strategy Optimum Roll ETF
●	Bitwise Ethereum Strategy ETF
●	Bitwise Bitcoin and Ether Equal Weight Strategy ETF